Exhibit 5.1

September 27, 2007 Open Text Corporation 275 Frank Tompa Drive Waterloo, Ontario N2L 0A1

Re:	Registration Statement on Form S-8 Relating to the 2004 Stock Option Plan (the “Plan”) of Open Text Corporation (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to an aggregate of 1,200,000 Common Shares of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the currently effective articles and by-laws of the Company, the minute books of the Company, a certificate of status from the Ontario Securities Commission issued under section 72(8) of the Securities Act (Ontario), a certificate of James Clarke, Deputy General Counsel & Assistant Corporate Secretary of the Company dated September 17, 2007 and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, and any agreement relating to any of the options granted thereunder, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

Blake, Cassels & Graydon LLP